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                                                                  EXHIBIT 10.26



June 5, 2000


Board of Directors
Verdant Brands, Inc
9555 James Avenue South, Suite 200
Bloomington, MN  55431-2543

Dear Board of Directors:

This letter is to follow up our on-going discussions regarding our involvement with Verdant Brands, Inc. ("Verdant" or "the Company"). As we have discussed, Verdant is in an extremely precarious position. The company has continued to miss its projections, has experienced significant losses, is in violation of certain loan covenants and is currently unable to meet its financial obligations to its trade creditors. There is a $2.1 million payment due to a large creditor that the Company is unable to meet. Key employees have voluntarily left the Company. The Company's senior secured lender has just completed its collateral audit, which showed a significant lowering of the Company's collateral base, threatening the Company's borrowing availability and cash flow. Verdant's Chairman, CEO & President, Vice President of Finance and CFO are resigning their board and officer positions. Simply put, the Company is in crisis.

To affect a workout of the current situation, Platinum Management, LLC (Platinum) will provide the crisis management needed to carry out the responsibilities of the office of Chairman & CEO, President & COO, CFO and Controller for the company. The Company agrees to continue paying a weekly retainer of $12,000.00 for fulfilling these responsibilities, subject to periodic review and adjustment, based upon Platinum resources assigned to Verdant. Verdant also agrees to pay Platinum for any out-of-pocket expenses that may be incurred.

In addition to the above compensation, Verdant agrees to pay Platinum incentive compensation based on the achievement of certain goals:

     1. $50,000 for preventing the company from either voluntarily filing for protection from its creditors under Chapter 11 of the Bankruptcy Act: or from involuntarily being placed in Chapter 7 of the Bankruptcy Act by its creditors.
     2. 2% of the balance sheet change based on conversion of the Company's accounts payable to subordinated debt and 3% of any balance sheet change based on the conversion of accounts payable to equity.
     3.  $50,000 bonus if Verdant or any subsidiary raises at least
         $1,000,000 in new, outside equity to support a going forward basis business strategy (not including equity conversion of existing debt).
     4. A fully vested, non-incentive stock option, (for 5years) to purchase 200,000 shares of the Company's common stock at an exercise price determined by the average market price of the Company's common stock for 30 days after the signing of this agreement.

In consideration for Platinum undertaking this assignment, the company agrees to indemnify and hold harmless Platinum and its associates against all charges or legal actions that may be taken against us while acting as interim management and/or consultants to the Company, other than as to matters where Platinum or its associates have been grossly negligent in their duties hereunder, or due to fraud or malfeasance have breached their obligations to the Company under this agreement.

Please countersign this agreement below and return it, keeping a copy for your file. We look forward to working with you on this critically important project.


                                               Very truly yours,

                                               /s/ Dean Bachelor
                                               -----------------
                                               Managing Partner



/s/ Gordon Stofer
-----------------
For the Board of Directors